UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2014

VANELL, CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-186282	33-1225521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 108th Ave NE Suite 1970 Bellevue, Washington	98004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-503-79511698

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

 Item 1.01 Entry into a Material Definitive Agreement.

Letter of Intent with Train Travel Holdings, Inc.

On January 3, 2014, Vanell, Corp. (“We” or the “Company”) entered into a binding letter of intent (the “TTHI LOI”) with Train Travel Holdings, Inc., a Florida corporation, (“TTHI”).  Pursuant to the TTHI LOI, TTHI and the Company will commence the negotiation and preparation of a definitive share exchange agreement (the “Definitive Agreement”) whereby TTHI will exchange all of its shares of common stock for shares of the Company’s common stock, which upon the completion of such Definitive Agreement will constitute 3,000,000 shares of TTHI’s issued and outstanding common stock. Upon completion of such Definitive Agreement, TTHI will become a wholly-owned subsidiary of the Company.

TTHI is an established entertainment railroad company with nearly 30 years of successful operating experience and over 3,000,000 loyal fans. The company currently owns and operates 3 locomotives and multiple theme cars, as well as sleeper units for overnight guests.

TTHI seeks to provide a destination package on a real moving train that creates a memorable dining and entertainment experience. The Company's mission is to have all guests excited and confident that their on board experience will be fabulous in all ways: delicious food, lively entertainment, extraordinary staff, beautifully appointed train cars and with peace of mind that safety is always present. A centralized reservation staff and tour marketing center is planned to benefit all forth-coming TTHI dinner train operations. The interactive procedures will offer direct communication to all train departments for each reservation to be complete as promised. This creates repeat business, as well as new customers from rave reviews. The components of TTHI’s successful business strategy are discussed below:

The foregoing description of the terms of the TTHI LOI is qualified in its entirety by reference to the provisions of the agreement filed as Exhibit 10.1 to this Report, which is incorporated by reference herein.

Item 5.01 Changes in Control of Registrant.

Reference is made to the disclosure set forth under Items 1.01 and 5.02 of this Report, which disclosure is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

In connection with the closing of the Definitive Agreement, Francisco Douglas Magana shall submit to the Company a resignation letter pursuant to which he resigns from his position as President, Chief Executive Officer and Chief Financial Officer. The resignation of Mr. Magana is not a result of any disagreements relating to the Company’s operations, policies or practices.

At the closing of the Definitive Agreement, Mr. Neil Swartz will be nominated to serve as Director, President and CEO of the Company and Mr. Timothy Hart will be nominated to serve as Director, Secretary and CFO of the Company.

Mr. Swartz has firsthand knowledge in a variety of established and effective business strategies provide clients with a unique advisory service. Mr. Swartz’s business experience includes titles as Managing Director of Sunbelt South East Florida, LLC, a Business Brokerage of Mergers and Acquisitions firm with 350 offices worldwide. Prior to those events, Mr. Swartz was chairman and CEO of a software company, which he took public on the NASDAQ Small Cap Market. Under his management, the company went from building one product to over thirty with in-house manufacturing capabilities. Mr. Swartz is a CPA and received a BS degree from Northeastern University in accounting. He is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

Mr. Hart has over thirty years of vast accounting and finance experience, including 10 years with KPMG, one the world’s largest international public accounting firms. Most recently, Mr. Hart expanded his private practice to form R3 Accounting LLC and has extensive experience dealing with SEC and other regulatory matters, such as initial and secondary public offerings, private placements, formulating responses to various SEC inquiries, compliance with SEC reporting requirements (Forms 10-K, 10-Q and 8-K), dealing with banks, private investors and investment bankers in obtaining debt and/or equity financing, and appearing before the IRS representing clients on IRS audits. He also has widespread experience with mergers and acquisitions, including transactional documentation, back and front office systems implementations for small to medium sized businesses, business consulting with small public and private companies and their executives and various other accounting, finance and tax services. Mr. Hart holds a bachelor’s degree in Accountancy, Economics and Business Administration from Thomas More College, and has been a certified public accountant since 1984. He is also Chairman of the Chamber of Commerce for Oakland Park /Wilton Manor.

As of the date of this Report, there has not been any material plan, contract or arrangement (whether or not written) to which any of our officers or directors are a party in connection with their appointments as officers or directors of the Company.

Family Relationships

There are no family relationships between Mr. Swartz or Mr. Hart and any previous officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K.

Employment Agreement

The Company has not entered into any employment agreements with any of its officers.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	TTHI LOI dated January 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

Vanell, Corp.

DATED: January 7, 2014	By:	/s/ Francisco Douglas Magana
Francisco Douglas Magana, President and Chief Executive Officer and Chief Financial Officer